INFOCROSSING, INC.

FOR RELEASE AT 2:00 PM EDT

Media Contacts:                          Investor Relations:
Michael Wilczak                          William McHale
Infocrossing, Inc.                       Infocrossing, Inc.
201-840-4941                             201-840-4732
mwilczak@infocrossing.com                wmchale@infocrossing.com


                      INFOCROSSING'S NOTES ARE CONVERTIBLE


LEONIA, NEW JERSEY, JULY 25, 2007 - INFOCROSSING, INC. (NASDAQ: IFOX), a provider of selective IT infrastructure, enterprise application and business process outsourcing services, announced today that the CONVERSION AGENT has determined Infocrossing, Inc.'s 4% Convertible Senior Notes due 2024 have become convertible as a result of the occurrence of an event specified in Section 12.1(a)(i) of the Indenture dated June 30, 2004 between Infocrossing, Inc. and Wells Fargo Bank, National Association, as Trustee (the "Indenture"). During the quarter ended June 30, 2007, THE MARKET PRICE of the COMMON STOCK for at least 20 TRADING DAYS in the 30 consecutive TRADING DAY period ending on the last day of the preceding fiscal quarter was more than 130% of the APPLICABLE CONVERSION PRICE.

This notice is made as required pursuant to Section 12.1(f) of the Indenture. CAPITALIZED terms in this press release are defined in the Indenture.

ABOUT INFOCROSSING (WWW.INFOCROSSING.COM)
Infocrossing, Inc. (NASDAQ:IFOX) is a provider of selective IT infrastructure, enterprise application and business process outsourcing services delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their clients, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.

SAFE HARBOR STATEMENT
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

                                    # # # # #